Exhibit 107
Calculation of Filing Fee Tables
Form S-8
(Form Type)

Global Clean Energy Holdings, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

CALCULATION OF REGISTRATION FEE

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, $0.01 par value per share	457(c) and (h)	10,000,000 shares (2)	$0.9200 (3)	$9,200,000.00	0.0001476	$1,357.92

Total Offering Amounts					$9,200,000.00		$1,357.92

Total Fee Offsets(4)							—

Net Fee Due							$1,357.92

1
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Common Stock, $0.01 par value per share (the “Common Stock”) of Global Clean Energy Holdings, Inc. (the “Registrant”) which become issuable under the Registrant’s Second Amended and Restated 2020 Equity Incentive Plan (the “2020 Plan”) by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the Company’s receipt of consideration which results in an increase in the number of our outstanding shares of Common Stock.

2
Represents 10,000,000 new shares of Common Stock that were added to the shares authorized for issuance under the 2020 Plan as approved by the Registrant’s board of directors on September 28, 2023 and by the Registrant’s stockholders on November 17, 2023.

3
Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) under the Securities Act, and based on $0.9200, the average of the of the high and low trading prices of the Registrant’s Common Stock, as reported on the OTC Market on January 4, 2024.

4	The Registrant does not have any fee offsets to claim.